UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 9, 2009

BETAWAVE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	333-131651	20-2471683
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

706 Mission Street, 10th Floor, San Francisco, California		94103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 738-8706

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 9, 2009, Betawave Corporation (the “Company”) and Silicon Valley Bank (“SVB”) entered into a Waiver and Third Amendment to Loan and Security Agreement (the “Waiver and Amendment”). Under the terms of the Waiver and Amendment, SVB agreed: (i) to waive an event of default existing as a result of the Company’s violation of a minimum tangible net worth covenant under the existing Loan and Security Agreement, dated as of March 28, 2009 (the “Loan Agreement”), between the Company and SVB and (ii) that such minimum tangible net worth covenant would not apply from October 1, 2009 to November 23, 2009. In addition, the Waiver and Amendment amended the Loan Agreement to, among other things: (i) add a covenant to the Loan Agreement that requires the Company to maintain at least $1.5 million in unrestricted cash on deposit in the Company’s unrestricted operating, sweep and other accounts with SVB and its affiliates and (ii) reduce the borrowing base available under the Loan Agreement from $4 million to the lesser of (a) the sum of 80% of eligible accounts and, at SVB’s discretion, 60% of extended eligible accounts and (b) $1.5 million. In connection with the Waiver and Amendment, the Company and SVB also entered into an Acknowledgement and Reaffirmation of Loan and Security Agreement (the “Acknowledgement”) under which the Company, as a corporation that reincorporated into Delaware as of September 21, 2009, acknowledged and reaffirmed its obligations under the Loan Agreement.

The foregoing description of the Waiver and Amendment and the Acknowledgement does not purport to be complete and is qualified in its entirety by reference to the full text of the Waiver and Amendment and the Acknowledgement, copies of which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit	Description
10.1	Waiver and Third Amendment to Loan and Security Agreement.
10.2	Acknowledgement and Reaffirmation of Loan and Security Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 13, 2009	BETAWAVE CORPORATION By: /s/ Tabreez Verjee Name: Tabreez Verjee Title: President

EXHIBIT INDEX

Exhibit	Description
10.1	Waiver and Third Amendment to Loan and Security Agreement.
10.2	Acknowledgement and Reaffirmation of Loan and Security Agreement.